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                                                                   EXHIBIT 99.1

                      [LETTERHEAD OF ARV ASSISTED LIVING]


FOR IMMEDIATE RELEASE

CONTACT:  Mitch Gellman
          Director of Investor Relations
          714/435/4322
          E-Mail: investor.relations@arvi.com


ARV ASSISTED LIVING ANNOUNCES THAT LARRY MURPHY WILL NOT BE JOINING THE COMPANY



COSTA MESA, California -- December 16, 1997 -- ARV Assisted Living, Inc. (AMEX:SRS) announced today that its new President and Chief Operating Officer, Lawrence Murphy, will not be joining the company, citing family and health reasons. "We are disappointed that Larry will not be joining us," said Howard G. Phanstiel, Chairman and Chief Executive Officer of ARV. "Larry is an outstanding executive with an excellent reputation in the assisted living industry. We had very much looked forward to working with him. We certainly understand his decision and wish him the very best."

"I regret that circumstances prevent me from pursuing my opportunity with ARV. I have only the highest regard for its management and its potential in the assisted living business," said Murphy.

ARV further noted that Murphy would remain with Marriott and that Mr. Murphy and ARV had agreed to terminate his employment. John A. Booty, co-founder and current member of the Company's board of directors, will continue as interim President.

ARV Assisted Living Inc., formerly American Retirement Villas Corporation, was founded in 1980. ARV is one of the nation's leading providers of assisted living. The company operates 49 communities containing about 6,300 units in 11 states. It has six communities under construction in California, Florida, Massachusetts and Nevada.

Photographs of Howard G. Phanstiel and John A. Booty are Available